EXHIBIT 10.6

Diamond Resorts International, Inc.

2015 Equity Incentive Compensation Plan

i

2.36.	“Incentive Stock Option”	5
2.37.	“including”	5
2.38.	“Non-Qualified Stock Option”	5
2.39.	“Notice”	5
2.40.	“$100,000 Limit”	5
2.41.	“Option”	5
2.42.	“Option Price”	5
2.43.	“Other Plans”	5
2.44.	“Outside Director”	5
2.45.	“Performance-Based Exception”	6
2.46.	“Performance Goal”	6
2.47.	“Performance Measures”	6
2.48.	“Performance Period”	6
2.49.	“Performance Unit”	6
2.50.	“Permitted Transferee”	6
2.51.	“Person”	6
2.52.	“Plan”	6
2.53.	“Prior Grants”	6
2.54.	“Restricted Stock”	6
2.55.	“Restricted Stock Unit” or “RSU”	6
2.56.	“Restriction”	6
2.57.	“RSU Account”	7
2.58.	“Rule 16b-3”	7
2.59.	“SEC”	7
2.60.	“Section 16 Non-Employee Director”	7
2.61.	“Section 16 Person”	7
2.62.	“Settlement Date”	7
2.63.	“Share”	7
2.64.	“Share-based Awards”	7
2.65.	“Stock Appreciation Right” or “SAR”	7
2.66.	“Strike Price”	7
2.67.	“Subsidiary”	7
2.68.	“Subsidiary Corporation”	7
2.69.	“Substitute Award”	7
2.70.	“Tax Date”	7
2.71.	“10% Owner”	7
2.72.	“Tendered Restricted Shares”	8
2.73.	“Term”	8
2.74.	“Termination of Service”	8
2.75.	“Total Payments”	8
2.76.	“Year”	8
Section 3.	Administration	8
3.1.	Committee.	8

3.2.	Powers of the Committee	9
Section 4.	Shares Subject to the Plan and Adjustments	11
4.1.	Number of Shares Available for Grants.	11
4.2.	Adjustments in Authorized Shares and Awards.	12
Section 5.	Eligibility and General Conditions of Awards	13
5.1.	Eligibility	13
5.2.	Award Agreement	13
5.3.	General Terms and Termination of Service	13
5.4.	Non-transferability of Awards.	15
5.5.	Cancellation and Rescission of Awards	16
5.6.	Substitute Awards	16
5.7.	Exercise by Non-Grantee	16
5.8.	No Cash Consideration for Awards	16
5.9.	Shares and Awards Subject to Applicable Policies.	16
5.10.	Compliance With Code Section 162(m)	17
5.11.	Performance Based Exception Under Section 162(m)	18
5.12.	Changes to Performance Measures.	20
Section 6.	Stock Options	20
6.1.	Grant of Options	20
6.2.	Award Agreement	20
6.3.	Option Price	20
6.4.	Vesting	20
6.5.	Grant of Incentive Stock Options	21
6.6.	Exercise and Payment.	22
6.7.	No Dividend Equivalents.	23
Section 7.	Stock Appreciation Rights	23
7.1.	Grant of SARs	23
7.2.	Award Agreements	23
7.3.	Strike Price	23
7.4.	Vesting	24
7.5.	Exercise and Payment	24
7.6.	Grant Limitations	24
7.7.	Dividend Rights.	24
Section 8.	Restricted Stock	24
8.1.	Grant of Restricted Stock	24
8.2.	Award Agreement	24
8.3.	Consideration for Restricted Stock	24
8.4.	Vesting	25
8.5.	Effect of Forfeiture	25
8.6.	Escrow; Legends	25
8.7.	Stockholder Rights in Restricted Stock	25
Section 9.	Restricted Stock Units	25
9.1.	Grant of Restricted Stock Units	25

9.2.	Award Agreement	25
9.3.	Vesting	26
9.4.	Crediting Restricted Stock Units	26
Section 10.	Deferred Stock	27
10.1.	Grant of Deferred Stock	27
10.2.	Award Agreement	27
10.3.	Deferred Stock Elections.	27
10.4.	Deferral Account.	28
Section 11.	Performance Units	28
11.1.	Grant of Performance Units	28
11.2.	Value/Performance Goals	29
11.3.	Earning of Performance Units	29
11.4.	Adjustment on Change of Position	29
11.5.	Dividend Rights.	29
Section 12.	Dividend Equivalents	29
Section 13.	Change in Control	30
13.1.	Acceleration of Vesting	30
13.2.	Special Treatment In the Event of a Change in Control	30
Section 14.	Amendments and Termination	30
14.1.	Amendment and Termination.	30
14.2.	Previously Granted Awards	31
Section 15.	Beneficiary Designation	31
Section 16.	Withholding	31
16.1.	Required Withholding.	31
16.2.	Notification under Code Section 83(b)	32
Section 17.	General Provisions	32
17.1.	Governing Law	32
17.2.	Severability	32
17.3.	Successors	32
17.4.	Requirements of Law	33
17.5.	Securities Law Compliance	33
17.6.	Code Section 409A	33
17.7.	Mitigation of Excise Tax	34
17.8.	No Rights as a Stockholder	34
17.9.	Awards Not Taken into Account for Other Benefits	34
17.10.	Employment Agreement Supersedes Award Agreement	35
17.11.	Non-Exclusivity of Plan	35
17.12.	No Trust or Fund Created	35
17.13.	No Right to Continued Employment or Awards	35
17.14.	Military Service	35
17.15.	Construction	35
17.16.	No Fractional Shares	36
17.17.	Plan Document Controls	36

Diamond Resorts International, Inc.

2015 Equity Incentive Compensation Plan
Section 1.
Establishment, Purpose and Duration
1.1.    Effective Date and Purpose. Diamond Resorts International, Inc., a Delaware corporation (the “Company”), hereby establishes the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified officers, employees, consultants, advisors and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend, to motivate such persons to achieve long-term Company goals and to more closely align such persons’ interests with those of the Company’s stockholders by providing them with a proprietary interest in the Company’s growth and performance. The Plan was approved by the Company’s Board of Directors (the “Board”) on March 27, 2015 (the “Approval Date”), subject to approval by the Company’s stockholders, and, if approved by stockholders, the Plan shall become effective on May 19, 2015 (the “Effective Date”). Unless and until approved by the Company stockholders, no shares of Common Stock shall be issued, nor shall any cash payments be made, under the Plan.
1.2.    Duration of the Plan. The Plan shall commence on the Effective Date and, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 14 hereof, Awards may be granted hereunder until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan (provided that Incentive Stock Options may not be granted hereunder after the tenth (10th) anniversary of the Approval Date). The expiration or termination of the ability to grant additional awards hereunder, as provided in this Section 1.2 or otherwise, shall not adversely affect any Awards previously granted hereunder.

Section 2.
Definitions
As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:
2.1.    “Acquired Entity” has the meaning set forth in Section 5.6.
2.2.    “Acquired Entity Awards” has the meaning set forth in Section 5.6.
2.3.    “Approval Date” has the meaning set forth in Section 1.1.
2.4.    “Available Shares” has the meaning set forth in Section 4.1(a).
2.5.    “Award” means any Option (either a Non-Qualified Stock Option or an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock,

Performance Unit, Substitute Award, Share (specifically including, but not limited to, any Shares granted pursuant to a non-employee director share accumulation program that may be adopted under the Plan) or Dividend Equivalent.
2.6.    “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted hereunder between the Company and a Grantee.
2.7.    “Beneficiary” means the Person designated to receive Plan benefits, if any, in accordance with Section 15, following a Grantee’s death.
2.8.    “Board” has the meaning set forth in Section 1.1.
2.9.    “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of the Grantee’s duties and responsibilities, provided that, if curable, such Grantee did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided, however, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.
2.10.    “Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) (i) the consummation of the Company’s consolidation or merger with or into another corporation other than a majority-owned subsidiary of the Company, or the sale, lease, exchange, or other disposition of at least sixty-five percent (65%) of the Company’s assets, and (ii) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (c) the consummation of a plan of liquidation; or (d) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).
2.11.    “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder and to any successor provisions.
2.12.    “Committee” has the meaning set forth in Section 3.1(a).
2.13.    “Common Stock” means common stock, par value $0.001 per share, of the Company.
2.14.    “Company” has the meaning set forth in Section 1.1.
2.15.    “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.
2.16.    “Current Grant” has the meaning set forth in Section 6.5(d).
2.17.    “Deferral Account” has the meaning set forth in Section 10.4(a).
2.18.    “Deferral Election” has the meaning set forth in Section 10.3(a).
2.19.    “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could subject the applicable Grantee to adverse tax consequences under Code Section 409A.
2.20.    “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.
2.21.    “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long‑term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary; provided, however, that the Grantee of a Deferred Compensation Award shall not be considered to have a Disability unless such Disability also constitutes a “disability” within the meaning of Treasury Regulations Section 1.409A-3(i)(4). Notwithstanding anything to the contrary in this Section 2.21, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.
2.22.    “Disqualifying Disposition” has the meaning set forth in Section 6.5(f).

2.23.    “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.
2.24.    “Effective Date” has the meaning set forth in Section 1.1.
2.25.    “Eligible Person” means any (a) officer, employee of an Employer (including leased employees and co-employees with a professional employer organization), (b) non-employee director of the Company or (c) a consultant or advisor to an Employer other than a consultant or advisor whose services for the Employer are in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company’s securities.
2.26.    “Employer” means the Company or any Subsidiary.
2.27.    “Employment Agreement” means an employment agreement, offer letter, consulting agreement or other written agreement between an Employer and an Eligible Person which relates to the terms and conditions of such person’s employment or other services for an Employer.
2.28.    “Exchange Act” means the Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Exchange Act include references to rules, regulations and rulings promulgated and in effect thereunder, and to any successors thereto.
2.29.    “Exercise Date” means the date the Grantee or other holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation required under the Plan and applicable Award Agreement or as the Committee may otherwise specify.
2.30.    “Fair Market Value” means, unless otherwise provided in an Award Agreement, as of any applicable date, (a) the closing (last sale) price for one Share on such date as reported on the principal stock exchange or market on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board or the Committee in accordance with Code Section 409A. For purposes of subsection (b), the determination of such Fair Market Value by the Board or the Committee will be made no less frequently than every twelve (12) months and will either (i) use one of the safe harbor methodologies permitted under Treasury Regulations Section 1.409A-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (ii) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.
2.31.    “Forfeiture Restriction” means a Restriction which causes the relevant Award to be forfeited to the extent such Restriction does not lapse prior to the Termination of Service of the applicable Grantee.
2.32.    “Good Reason” means any of the following which may occur after the date of a Change in Control (without the Grantee’s consent): (a) a material diminution in the Grantee’s authority, duties or responsibilities as in effect immediately prior to such Change in Control; (b) a material reduction by the Company (or its successor) in the Grantee’s base salary or other compensation or benefits from the base salary and other compensation or benefits in effect immediately prior to such Change in Control; or (c) a required relocation of the Grantee’s primary job location immediately prior to such Change in Control to a location more than fifty (50) miles from such prior primary job location; provided, however, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Good Reason, the definition of Good Reason contained in such Employment Agreement shall be controlling.
2.33.    “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.
2.34.    “Grantee” means an Eligible Person who has been granted an Award.
2.35.    “Immediate Family” means, with respect to a Grantee, the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships.
2.36.    “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section 422.
2.37.    “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.
2.38.    “Non-Qualified Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option.
2.39.    “Notice” has the meaning set forth in Section 6.6(a).
2.40.    “$100,000 Limit” has the meaning set forth in Section 6.5(d).
2.41.    “Option” means a right granted as an Award under the Plan to purchase Shares for the Option Price (as to each Share), and may either be an Incentive Stock Option or a Non-Qualified Stock Option.
2.42.    “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.43.    “Other Plans” has the meaning set forth in Section 6.5(d).
2.44.    “Outside Director” means a member of the Board who satisfies the requirements to qualify as an “outside director” under Treasury Regulations Section 1.162-27(e)(3).
2.45.    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for stock options thereunder).
2.46.    “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect the amount of the Award the Grantee is entitled to receive or retain. Performance Goals may contain threshold, target and/or maximum levels of achievement.
2.47.    “Performance Measures” has the meaning set forth in Section 5.11(a).
2.48.    “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
2.49.    “Performance Unit” means any grant pursuant to Section 11 of (a) a bonus consisting of cash or other property the amount or value of which, and/or the receipt of which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.
2.50.    “Permitted Transferee” means, in respect of any Grantee, any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or stockholders are such Grantee or members of his or her Immediate Family.
2.51.    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, or other entity or government instrumentality, division, agency, body or department.
2.52.    “Plan” has the meaning set forth in Section 1.1 and also includes any appendices and amendments hereto.
2.53.    “Prior Grants” has the meaning set forth in Section 6.5(d).
2.54.    “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.
2.55.    “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive Shares, conditioned on the satisfaction of Restrictions imposed by the Committee.

2.56.    “Restriction” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) a restriction that the Grantee or other holder may not sell, transfer, pledge or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify.
2.57.    “RSU Account” has the meaning set forth in Section 9.4.
2.58.    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.
2.59.    “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
2.60.    “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.
2.61.    “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.
2.62.    “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.4(b) or Section 10.4(c), as applicable.
2.63.    “Share” means a share of Common Stock.
2.64.    “Share-based Awards” has the meaning set forth in Section 5.3(d).
2.65.    “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.
2.66.    “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.
2.67.    “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulations Section 1.414(c)-2.
2.68.    “Subsidiary Corporation” has the meaning set forth in Section 6.5.

2.69.    “Substitute Award” has the meaning set forth in Section 5.6.
2.70.    “Tax Date” has the meaning set forth in Section 16.1(a).
2.71.    “10% Owner” has the meaning set forth in Section 6.5(b).
2.72.    “Tendered Restricted Shares” has the meaning set forth in Section 6.6(b).
2.73.    “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.
2.74.    “Termination of Service” means: (a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an officer, employee, director, advisor or consultant or (ii) with respect to an individual who is an officer, employee or consultant to a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is not providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine whether or when a Grantee who terminates services as an employee, but continues to provide services in the capacity of an officer, consultant, advisor or director immediately following such termination, has incurred a Termination of Service; or (b) with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) occurs.
2.75.    “Total Payments” has the meaning set forth in Section 17.7.
2.76.    “Year” means a calendar year.

Section 3.
Administration
3.1.    Committee.
(a)    Subject to Section 3.2, the Plan shall be administered by the Board or a committee of the Board, as determined by the Board (in either case, the “Committee”). To the extent the Committee is not the Board, the members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exemption, the Committee shall consist of two or more directors of the Company, all of whom qualify as Outside Directors and/or are Section 16 Non-Employee Directors, as applicable. To the extent the Board is not the Committee, the number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.
(b)    Subject to Section 5.11(c), the Committee may delegate, to the fullest extent permitted under applicable law, to any sub-committee of the Committee or to the Chief Executive Officer of the Company (subject, in the case of a delegation to the Chief Executive Officer, to the approval of the head of the Company’s Human Resources Department) any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers and/or are Section 16 Persons at the time any such delegated authority is exercised. Except as provided in the Plan or where contrary to applicable law or the purposes of the Plan, to the extent the Committee has delegated any of its authority granted pursuant to this Section 3.1(b), references in this Plan to the “Committee” shall also include any delegate of the Committee.
3.2.    Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:
(a)    to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;
(b)    to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture provisions, restrictive covenants, restrictions on exercisability or transferability, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;
(c)    to determine the benefit payable under any Award and to determine whether any performance, vesting or transfer conditions, including Performance Measures and Performance Goals, have been satisfied;
(d)    to determine whether or not specific Awards shall be granted in conjunction with other specific Awards;
(e)    to determine the Term of any Award, as applicable;
(f)    to determine the amount, if any, that a Grantee shall pay for Restricted Stock, whether to permit or require the payment of cash dividends thereon to be paid and/or deferred, and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;
(g)    to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may continue to vest and/or be exercised;

(h)    to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting any loss of deductibility by the Company pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;
(i)    to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes and intent of this Plan or to comply with applicable local law and to establish sub-plans for an Eligible Person outside the United States with such provisions as are consistent with the purposes and intent of this Plan as may be suitable in other jurisdictions;
(j)    to determine whether a Grantee has a Disability;
(k)    to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);
(l)    to determine whether an Award is intended to satisfy the Performance-Based Exception; provided that Options and SARs granted hereunder are presumed to be intended to satisfy the Performance-Based Exception unless the Committee specifically determines otherwise;
(m)    to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;
(n)    without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided that, unless the Award Agreement provides otherwise in a non-discretionary manner, in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply;
(o)    to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(p)    to determine the terms and conditions of all Award Agreements applicable to Grantees (which need not be identical) and, with the consent of the applicable Grantee (except as provided in this Section 3.2(p), and Sections 5.5 and 14.2), to amend any Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) that does not materially and adversely affect the rights of the Grantee, (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new law or regulation, or a change in an existing law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without such consent, or (iv) to the extent such amendment is a termination that is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(ix);
(q)    to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards that may from time to time be exercised by a Grantee and requiring the Grantee to enter into restrictive covenants;
(r)    to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, any Award Agreement or any other instrument entered into or relating to an Award under the Plan; and
(s)    to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
Any action of the Committee with respect to, and taken in accordance with, the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

Section 4.
Shares Subject to the Plan and Adjustments
4.1.    Number of Shares Available for Grants.
(a)    Subject to adjustment as provided in Section 4.2, the aggregate number of Shares that may be delivered under the Plan shall not exceed 8,500,000 Shares (the “Available Shares”). For purposes of this Section 4.1(a), (i) each Share underlying an outstanding Option shall reduce the Available Shares by one (1) Share; (ii) a number equal to the greater of each Share available to be delivered upon exercise of a SAR and the number of Shares underlying such SAR (whether the distribution is made in cash, Shares or a combination thereof) shall reduce the Available Shares by one (1) Share, other than a SAR that, by its terms, from and after the Grant Date thereof is payable only in cash, in which case the Available Shares shall not be reduced; and (iii) each Share delivered pursuant to, or otherwise underlying, an Award other than an Option, SAR or Substitute Award, shall reduce the Available Shares by 1.67 Shares. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to or otherwise underlying such Award, to the extent of any such forfeiture or termination and in such amount as such Shares reduced the Available Shares upon grant pursuant to clauses (i) through (iii) of the preceding sentence, shall again be treated as Available Shares and be available for grant under the Plan. If any Award is forfeited or terminated, the Shares subject to such Award, to the extent of any such forfeiture or termination and in such amount as such Shares reduced the Available Shares upon grant pursuant to clauses (i) through (iii) above, shall again be treated as Available Shares and be available for grant under the Plan. For the avoidance of doubt, the following Shares shall not again be considered Available Shares hereunder: (A) Shares withheld to pay the Option Price of an Option; (B) Shares not issued in connection with a stock-settled SAR; (C) Shares purchased on the open market with Option proceeds, and (D) Shares used to satisfy tax withholding obligations.
(b)    The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.
(c)    The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the cash payment of dividends or Dividend Equivalents in connection with outstanding Awards; or (ii) any Shares required to satisfy Substitute Awards.
4.2.    Adjustments in Authorized Shares and Awards.
(a)    In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split‑up, spin‑off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Option Price, Strike Price or other grant or exercise price (as applicable) with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Stock or relating to any other outstanding Award in connection with which Shares are subject, and (v) the number of Shares with respect to which Awards may be granted to a Grantee; provided, however, that, in each case, with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to fail to continue to qualify under Code Section 424(a); provided, further, that, unless determined otherwise by the Committee, the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b)    Notwithstanding Section 4.2(a), any adjustments made pursuant to Section 4.2(a) shall be made in such a manner so that, to the extent reasonably possible without increasing the liability of the Company, after such adjustment, Awards continue not to be non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder).

Section 5.
Eligibility and General Conditions of Awards
5.1.    Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.
5.2.    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.
5.3.    General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Forfeiture Restrictions or that are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.
(a)    Options and SARs. Subject to Section 5.3(d) and Section 5.3(e), except as otherwise provided in an Award Agreement:
(i)    If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.
(ii)    If the Grantee either incurs a Termination of Service by an Employer without Cause or a Termination of Service due to Good Reason following a Change in Control, the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service (or as a result of such Termination of Service), for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such ninety (90) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service (and do not become vested as a result of such Termination of Service), they shall be immediately cancelled and forfeited to the Company.

(iii)    If the Grantee incurs a Termination of Service which is voluntary on the part of the Grantee (and not due to such Grantee’s death, Disability or Termination of Service due to Good Reason following a Change in Control), the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised by the end of such thirty (30) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.
(iv)    If the Grantee incurs a Termination of Service for Cause, all unexercised Options and SARs (whether vested or unvested) shall be immediately canceled and forfeited to the Company.
(b)    Restricted Stock and Restricted Stock Units. Subject to Section 5.3(d) and Section 5.3(e), except as otherwise provided in an Award Agreement:
(i)    If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Restricted Stock or Restricted Stock Units shall become immediately vested and no longer subject to Restrictions.
(ii)    If a Grantee’s Termination of Service occurs by the Employer without Cause, such Grantee’s Restricted Stock or Restricted Stock Units shall become vested and no longer subject to Restrictions as set forth below, and any Restricted Stock or Restricted Stock Units that did not become vested prior to or as of the date of such Termination of Service, and that do not otherwise become vested as set forth in clause (A) or (B) below shall be immediately cancelled and forfeited to the Company (subject to any adjustments as may be permitted pursuant to Section 17.16):

(A)
one-third of the Shares subject to the Restricted Stock Award or one-third of the Restricted Stock Units (as applicable) shall become vested and no longer subject to Restrictions if such Termination of Service without Cause occurs after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date; and

(B)
two-thirds of the Shares subject to the Restricted Stock Award or two-thirds of the Restricted Stock Units (as applicable) shall become vested and no longer subject to Restrictions if such Termination of Service without Cause occurs after the second anniversary of the Grant Date.

(iii)    If Termination of Service occurs for any reason other than as described in (i) or (ii) above, all of such Grantee’s Restricted Stock or Restricted Stock Units that are unvested or still subject to Restrictions shall be immediately cancelled and forfeited to the Company.

(c)    Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.
(d)    Waiver. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to any Grantee, at the time an Award is granted or thereafter, (i) determine that some or all Awards held by such Grantee shall become exercisable or vested, and/or Restrictions shall lapse, during employment or service or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become exercisable or vested in full or in installments, and/or Restrictions shall continue to lapse, after a Termination of Service, (iii) extend the period for exercise of some or all Options or SARs held by such Grantee following a Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to (A) take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A), or (B) accelerate, vest or waive Restrictions with respect to any Awards denominated in, or otherwise based on, Shares (“Share-based Awards”) granted hereunder except for accelerations, waivers or vestings that (x) occur in connection with a Change in Control and otherwise comply with the requirements of Section 13 hereof, (y) occur, with respect to any Grantee, in connection with the death or Disability of such Grantee, or (z) exclusive of the accelerations, vesting and waivers permitted pursuant to the foregoing clauses (x) and (y), do not, in the aggregate affect Awards that relate to in excess of five percent (5%) of the aggregate Shares available under the Plan pursuant to Section 4.1 (as adjusted pursuant to Section 4.2).
(e)    One Year Period of Restrictions. Except as otherwise provided pursuant to Section 5.3(d) and Section 13, the vesting period or Restrictions on any Share-based Award granted to any Grantee hereunder shall last for no less than one (1) year. Except as provided pursuant to Section 5.3(d), during the mandated one-year period of vesting or Restrictions, the Committee may not waive the vesting or Restrictions for all or any part of such Award. Notwithstanding the foregoing provisions of this Section 5.3(e), the mandated one-year period of vesting or Restrictions required hereby shall not be required to apply to Awards made to any Grantee who is neither an officer nor an employee of an Employer.
5.4.    Non-transferability of Awards.
(a)    Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.
(b)    No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death, or a transfer by the Grantee to the Company with respect to Restricted Stock, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.
(c)    Notwithstanding Section 5.4(a) and Section 5.4(b) above, to the extent provided in the applicable Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.
(d)    Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.
5.5.    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.
5.6.    Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former officers, employees or non-employee directors of, or consultants or advisors to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of assets or stock of the Acquired Entity (provided such persons held such awards immediately prior to such merger, consolidation, acquisition or combination) in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve such preservation of economic value.
5.7.    Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate taxes payable with respect to such Shares have been paid or provided for.

5.8.    No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
5.9.    Shares and Awards Subject to Applicable Policies. Awards granted pursuant to the Plan, and all Shares related to such Awards, shall be subject to all applicable policies of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).
5.10.    Compliance With Code Section 162(m) and Other Limits.
(a)    Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Section 5.10 and Section 5.11 shall apply. In the event that changes are made to Code Section 162(m) to permit additional flexibility with respect to any Awards made under the Plan, the Committee may thereafter, subject to this Section 5.10, make any adjustments to outstanding Awards as it deems appropriate.
(b)    Annual Individual Limitations. No Grantee may be granted Awards for Options, or SARs with respect to a number of shares of Common Stock in any one (1) calendar year exceeding 1,000,000 shares, any of all of which may be Incentive Stock Options. No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units (or any other Award other than Options or SARs which is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of shares in any one (1) calendar year exceeding 600,000 Shares, but such limit shall only apply to the extent such Awards are intended to satisfy the Performance-Based Exception. If an Award denominated in Shares is cancelled, to the extent such Award was either (i) an Option or SAR, or (ii) was otherwise intended to satisfy the Performance-Based Exception, the Shares subject to the cancelled Award shall continue to count against the maximum number of Shares which may be granted to the applicable Grantee in any calendar year pursuant to this Section 5.10(b). All numbers of shares of Common Stock specified in this Section 5.10(b) shall be adjusted to the extent necessary to reflect adjustments required by Section 4.2. During any Year, no Grantee may be granted cash-based Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee may be granted cash-based Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of longer than one Year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee who is a member of the Board and is not otherwise employed by the Company may be granted Awards with an aggregate grant date value (calculated by multiplying the Fair Market Value of a Share on the Grant Date by the aggregate number of Shares subject to such Award) that exceeds $1,000,000.00.
(c)    Designation of Recipients. The Committee shall designate the individuals eligible to be granted Awards intended to satisfy the Performance-Based Exception. The opportunity to be granted an Award intended to satisfy the Performance-Based Exception shall be evidenced by an Award Agreement in such form as the Committee may approve.
(d)    Establishment of Performance Goals. With respect to Awards intended to satisfy the Performance-Based Exception, the Committee shall establish Performance Goals for the applicable

Performance Period (which may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum vesting provisions for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals and vesting provisions shall be set forth in the applicable Award Agreement, and may be weighted for different factors and measures as the Committee shall determine. For Awards with a Performance Period based on a Year, or a period lasting longer than a year, the establishment described in this Section 5.10(d) shall occur within the first ninety (90) days of such Year or Performance Period, as applicable. For Awards with a Performance Period lasting less than a year, the establishment described in this Section 5.10(d) shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period.
(e)    Committee Certification. Prior to payment of cash or delivery of Shares in connection with any Award that is intended to satisfy the Performance-Based Exception, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s payment or Share entitlement below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Committee to reduce (or not pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance-Based Exception unless at least the established threshold Performance Goal (if any) is attained.
5.11.    Performance Based Exception Under Section 162(m).
(a)    Performance Measures. Subject to Section 5.11(b), unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 5.11(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):
(i)    Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);
(ii)    Net income or loss (either in the aggregate or on a per-Share basis);
(iii)    Operating profit;
(iv)    Cash flow (either in the aggregate or on a per-Share basis);
(v)    Free cash flow (either in the aggregate on a per-Share basis);
(vi)    Costs;
(vii)    Revenues;
(viii)    Management and member service revenues;
(ix)    Vacation interest sales;

(x)    Club revenues;
(xi)    Measures of guest satisfaction;
(xii)    Reductions in expense levels;
(xiii)    Operating cost management and employee productivity;
(xiv)    Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the Shares of a specified value for a specified period of time);
(xv)    Net economic value;
(xvi)    Economic value added;
(xvii)    Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and
(xviii)    Debt ratings, debt leverage and debt service;
provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.
(b)    Flexibility in Setting Performance Measures. The level of performance required with respect to any Performance Measure may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries or the Company as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).
(c)    Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that any Award which is designed to qualify for the Performance-Based Exception may not (unless the Committee determines that it no longer intended to qualify for the Performance-Based Exception) be adjusted upward; and provided further that the Committee shall retain the discretion to adjust any Award downward. The Committee may not delegate any responsibility with respect to any Award intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.
5.12.    Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 6.
Stock Options
6.1.    Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.
6.2.    Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine. Notwithstanding the foregoing, the Term of any Option (other than Incentive Stock Options) granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such Option would expire at a time when trading by the Grantee in shares of Common Stock is prohibited by law or any applicable insider trading policy of the Company, as determined by the Company’s insider trading compliance officer. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.
6.3.    Option Price. The purchase Option Price under an Option shall be determined by the Committee; provided, however, that the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under this Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of the Company’s stockholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (a) lowering the Option Price of an Option or the Strike Price of an SAR after it is granted; (b) any other action that is treated as a repricing under generally accepted accounting principles; (c) cancelling an Option or SAR at a time when its Option Price or Strike Price, as applicable, exceeds the Fair Market Value of the underlying Shares, in exchange for another Award, other equity, cash or other property;

provided that the foregoing transactions shall not be deemed a repricing if effected pursuant to an adjustment authorized under Section 4.2 or in connection with a Change in Control.
6.4.    Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), Options shall become vested and exercisable as follows (subject to any adjustments as may be permitted pursuant to Section 17.16):
(a)    the Option shall vest with respect to one-third of the Shares purchasable under the Option on the first anniversary of the Grant Date;
(b)    the Option shall vest with respect to an additional one-third of the Shares purchasable under the Option on the second anniversary of the Grant Date; and
(c)    the Option shall vest with respect to the remaining Shares purchasable under the Option on the third anniversary of the Grant Date.
6.5.    Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:
(a)    shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below in this Section 6.5);
(b)    shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;
(c)    shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;
(d)    shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any Year (“Current Grant”), determined in accordance with the provisions of Code Section 422, which exceeds $100,000 (the “$100,000 Limit”);
(e)    shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a Year (“Prior Grants”)

would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate Non-Qualified Stock Option at such date or dates as are provided in the Current Grant;
(f)    shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;
(g)    shall, by its terms, not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and
(h)    shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Code Section 422 for an Incentive Stock Option, be treated for all purposes of the Plan as a Non-Qualified Stock Option.
For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(p) and 14.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.
6.6.    Exercise and Payment.
(a)    Except as may otherwise be provided by the Committee in an Award Agreement, an Option shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):
(i)    cash, personal check, money order, cashier’s check, or wire transfer;
(ii)    with the approval of the Committee, Shares or Shares of Restricted Stock, each valued at the Fair Market Value of a Share on the Exercise Date; or
(iii)    subject to applicable law and the Company’s policies, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by the Grantee by reason of such exercise.
(b)    The Committee may, in its discretion, specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (i) all the Shares acquired on exercise of the Option shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (ii) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.
(c)    If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including evidence of authority of such Person or Persons to exercise the Option.
(d)    At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee (or, if permitted in the applicable Award Agreement, the Grantee) may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.
6.7.    No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 7.
Stock Appreciation Rights
7.1.    Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis or in tandem with an Option. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.
7.2.    Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall specify the Grant Date, the Strike Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the SAR pertains, the time or times at which such SAR shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as shall be determined by the Committee. Notwithstanding the foregoing, the Term of any SAR granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such SAR would expire at a time when trading by the Grantee in shares of Common Stock is prohibited by law or any applicable insider trading policy of the Company, as determined by the Company’s insider trading compliance officer. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.
7.3.    Strike Price. The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided, however, that the Strike Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the SAR. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Strike Price of any outstanding SAR.
7.4.    Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), SARs shall become vested and exercisable as follows (subject to any adjustments as may be permitted pursuant to Section 17.16):
(a)    the SAR shall vest with respect to one-third of the Shares to which the SAR pertains on the first anniversary of the Grant Date;
(b)    the SAR shall vest with respect to an additional one-third of the Shares to which the SAR pertains on the second anniversary of the Grant Date; and
(c)    the SAR shall vest with respect to the remaining Shares to which the SAR pertains on the third anniversary of the Grant Date.
7.5.    Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a Notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 16.1. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
7.6.    Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs that it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.
7.7.    Dividend Rights. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 8.
Restricted Stock
8.1.    Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

8.2.    Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of the Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, Restrictions under applicable laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the foregoing.
8.3.    Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.
8.4.    Vesting. Subject to Section 5.3(d) and Section 5.3(e), unless otherwise specified in the applicable Award Agreement, Section 5.3(b) or Section 13 (but subject to Section 5.3(e)), a Restricted Stock Award shall become fully vested on the third anniversary of the Grant Date.
8.5.    Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares of Restricted Stock or acquired such Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the Option Price, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as administratively practical following the forfeiture of Restricted Stock. Such Restricted Stock shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.
8.6.    Escrow; Legends. The Committee may provide that the certificates for any Restricted Stock (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow or other custodial arrangement by the Secretary of the Company until such Restricted Stock becomes non-forfeitable or vested and transferable, or is forfeited and/or (b) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. If any Restricted Stock becomes non-forfeitable or vested and transferable, the Company shall cause certificates for such Shares to be delivered without such legend or shall cause a release of restrictions on a book-entry account maintained by the Company’s transfer agent.
8.7.    Stockholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same Restrictions and other terms (including forfeiture) as apply to the Shares of Restricted Stock with respect to which such dividends are issued. The Committee may, in its discretion, provide for payment of interest on deferred cash dividends.

Section 9.
Restricted Stock Units
9.1.    Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no stockholder voting rights with respect to Restricted Stock Units.
9.2.    Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions not inconsistent with the Plan or Code Section 409A as the Committee shall determine. The Committee may impose such Restrictions on Restricted Stock Units as it deems appropriate, including time-based Restrictions, Restrictions based on the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, or Restrictions under securities laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the above.
9.3.    Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(b) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), Restricted Stock Units shall become fully vested on the third anniversary of the Grant Date.
9.4.    Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only, and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.
(a)    Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number of Shares determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share on the payment date of such dividend or distribution.
(b)    Settlement of RSU Accounts. Except as otherwise provide in an Award Agreement, the Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair

Market Value of one Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit, as determined by the Committee. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following the date on which Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the Year following the Year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.

Section 10.
Deferred Stock
10.1.    Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of Restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.
10.2.    Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.
10.3.    Deferred Stock Elections.
(a)    Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”), at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of such Eligible Person’s salary, bonus (including, for the avoidance of doubt, bonuses paid under another plan of the Company) and/or cash retainer (in the case of a director) (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary, bonus and/or cash retainer or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of one Share on the date such salary, bonus, cash retainer or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b)    Timing of Deferral Elections. An initial Deferral Election must be filed with the Company (pursuant to procedures established by the Committee) no later than (i) December 31 of the Year preceding the Year in which the amounts subject to the Deferral Election would otherwise be earned, or (ii) only in the first year of eligibility for participation in the Plan, within thirty (30) days of first becoming eligible for such participation, subject in each case to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it shall be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which a subsequent Deferral Election is permitted.
(c)    Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulations Section 1.409A-2(b).
10.4.    Deferral Account.
(a)    Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only, and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.
(b)    Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.
(c)    Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (i) a specified date within the meaning of Treasury Regulations Section 1.409A-3(i)(1), (ii) a Change in Control, (iii) the Grantee’s Termination of Service, (iv) the Grantee’s death, (v) the Grantee’s Disability, or (vi) an “unforeseeable emergency” of the Grantee (or his or her dependent) as provided in Treasury Regulations Section 1.409A-3(i)(3).

Section 11.
Performance Units
11.1.    Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Committee.
11.2.    Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial or target value that is established by the Committee at the time of grant. The Performance Goals for Awards of Performance Units may be set by the Committee at threshold, target and/or maximum performance levels, with the number or value of the Performance Units payable directly correlated to the degree of attainment of the various performance levels during the Performance Period. Unless otherwise provided in an Award Agreement, no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement.
11.3.    Earning of Performance Units. Except as otherwise provided herein, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, shares of Common Stock, Restricted Stock or Restricted Stock Units.
11.4.    Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period is no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals and/or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.
11.5.    Dividend Rights. At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units which have been earned, but not yet delivered to the Grantee.

Section 12.
Dividend Equivalents
The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with the Plan and Code Section 409A. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the Year following the Year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement or in Section 9 or Section 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited. Notwithstanding the foregoing, no Dividend Equivalents may be paid with respect to unvested Performance Units.

Section 13.
Change in Control
13.1.    Acceleration of Vesting. Unless a more restrictive vesting provision is set forth in the applicable Award Agreement
13.2.    Special Treatment In the Event of a Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is assumed by the acquiring or surviving entity, the Committee shall either (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (b) cause any such Award to be substituted for new rights, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is not to be assumed by the acquiring or surviving entity, the Committee shall cause such Award to be settled based on the price paid per Share as part of the transaction which constitutes the Change in Control. To the extent Options and SARs will not be assumed in connection with a Change in Control and the Option Price or Strike Price, as applicable, exceeds the price paid per Share as part of the transaction which constitutes the Change in Control, such Options and SARs shall be cancelled in connection with such Change in Control.

Section 14.
Amendments and Termination

14.1.    Amendment and Termination.
(a)    Subject to Section 14.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, provided that (i) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or market on which the Shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment), and (ii) no Plan amendment or termination shall accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A so as to result in adverse tax consequences to any Grantee under Code Section 409A.
(b)    Subject to Section 14.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan.
14.2.    Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(m), 3.2(p), 5.5, 14.1, this Section 14.2, and Section 18.6) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect the rights of any Grantee under any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other regulatory requirements without any Grantee’s consent.

Section 15.
Beneficiary Designation
Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 16.
Withholding
16.1.    Required Withholding.
(a)    The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or a SAR, upon the lapse of Restrictions on an Award or upon payment of any benefit or right under the Plan (the Exercise Date or the date such Restrictions lapse or such payment of any other benefit or right occurs being hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make, payment for the withholding of federal, state and local taxes, including Social Security and Medicare (FICA) taxes, by one or a combination of the following methods:
(i)    payment of an amount in cash equal to the amount to be withheld;
(ii)    requesting the Company to withhold from those Shares that would otherwise be received upon exercise of an Option or a SAR, upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or
(iii)    withholding from any compensation otherwise due and payable to the Grantee at such time.
The tax withholding upon exercise of an Option or an SAR or in connection with the payment or settlement of any other Award to be satisfied by withholding Shares, cash or other property granted pursuant to an Award shall not exceed the minimum amount of taxes required or permitted to be withheld under federal, state and local law. Unless the Grantee elects otherwise with the permission of the Committee, then as of the Tax Date, the Company shall satisfy all withholding requirements pursuant to clause (ii) above. Unless otherwise permitted by the Company, an election by a Grantee under this Section 16.1 is irrevocable. Unless otherwise determined by the Company, any fractional share amount shall be reserved by the Company and used to satisfy other withholding obligations of the Grantee. Any additional withholding not paid by the withholding or surrender of Shares must be paid in cash by the Grantee.
(b)    Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 16.1(a).
(c)    No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.
16.2.    Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 17.
General Provisions
17.1.    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws, and applicable federal law. Venue shall be in, and subject to the jurisdiction of, the courts of the State of Delaware or a Federal Court located in the State of Delaware (as may be appropriate).
17.2.    Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.
17.3.    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.4.    Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.
17.5.    Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.
If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or market on which any of the Company’s equity securities are listed or quoted, then the Committee may postpone any such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

17.6.    Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, the date of such Grantee’s death).
17.7.    Mitigation of Excise Tax. Subject to the last sentence of this Section 17.7, if any payment or right accruing to a Grantee under the Plan (without the application of this Section 17.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payments and rights shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether and how any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Unless otherwise provided in an Award Agreement or in an Employment Agreement, the foregoing provisions of this Section 17.7 shall apply with respect to any Person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to an Employment Agreement or other agreement with his or her Employer that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall be controlling.
17.8.    No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to any Shares (except as provided in Section 8.7 with respect to Restricted Stock) that may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.
17.9.    Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such Employment Agreement shall otherwise expressly provide.
17.10.    Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an Employment Agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the Employment Agreement shall be controlling; provided, however, that (a) if the Grantee is a Section 16 Person, any terms in the Employment Agreement requiring approval of the Board, its compensation committee, or the Company’s stockholders in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Board, its compensation committee, or the stockholders, as applicable, and (b) the Employment Agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, and (c) an Employment Agreement or modification to an Employment Agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the Employment Agreement expressly so provide.
17.11.    Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees, officers, directors, consultants and advisors as it may deem desirable.
17.12.    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.
17.13.    No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as an officer or director of, or consultant or advisor to, the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment or service of a Grantee free from any liability, or any claim under, the Plan or any Award Agreement, unless otherwise expressly provided in the Plan or in such Award Agreement.
17.14.    Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.
17.15.    Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the opposite gender and the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control. All references to Sections herein are intended to be references to sections of this Plan, unless otherwise indicated.
17.16.    No Fractional Shares. Except as otherwise determined by the Committee, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine (a) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, (b) whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated or (c) whether and how the number of Shares becoming vested, or the number of Shares in respect of which an Award is becoming vested, shall be adjusted to avoid vesting of, or in respect of, fractional Shares.
17.17.    Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.